                        Banking For Locals, By Localssm

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE January 27, 2004	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518

BankUnited Announces Record 1st QUARTER Net Income

Up 32% From 1st Quarter Last Year

1st Quarter 2004 Highlights:

•	Record net income of $11.6 million, up 32% over the 1st quarter last year
•	Total deposits of $3.3 billion, up 9% from December 31, 2002
•	Commercial and commercial real estate loan production of $134 million, up 94% over the 1st quarter last year
•	Core deposits of $1.5 billion, up 19% from December 31, 2002
•	Non-interest bearing deposits of $207 million, up 59% from December 31, 2002
•	Total assets of $7.2 billion, up 14% from December 31, 2002

CORAL GABLES, Fla., January 27, 2004 – BankUnited Financial Corporation (Nasdaq: BKUNA), parent of BankUnited, FSB, today reported record net income for the quarter ended December 31, 2003.

Net income for the quarter was $11.6 million, up 32% over $8.8 million for the same quarter last year. Basic and diluted earnings were $0.39 and $0.36 per share, respectively, for the quarter, up from $0.34 and $0.32 per share, respectively, for the same quarter last year.

Alfred Camner, Chairman and Chief Executive Officer, stated, “We’re pleased to report another quarter of strong overall performance for BankUnited. This marks our 12th consecutive quarter of increased earnings, a significant benchmark achieved through consistent performance and unwavering execution of our core strategies. Increases in total deposits, primarily fueled by our growth in core deposits, reflect our focused efforts to deepen deposit relationships with existing retail customers, and gain a larger share of the corporate, commercial, and commercial real estate core deposit markets. Total assets reached a new high. This growth was fueled by the momentum of our middle-market commercial and commercial real estate lending initiatives, and aided by the stabilization of pre-payments in the residential mortgage and consumer mortgage loan portfolios.”

“Investors again responded favorably to BankUnited this quarter. Our market capitalization increased to $771 million, up 88% over the same time last year. High levels of performance by our management team and associates and strong earnings growth contributed to increasing the value of our franchise,” said Camner.

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Ramiro Ortiz, BankUnited’s President and Chief Operating Officer, added, “Our growth and success are driven by our team’s focus on execution and enhanced client service. When you combine this with our knowledge of the local market and the continued roll-out of our neighborhood banking strategy, we have a significant competitive strength in what is regarded by many to be one of the most competitive banking markets in the country.”

Loan Production

Ortiz continued, “Total loan originations were $656 million this quarter, down 27% from the preceding quarter, and down 7.1% from the same quarter last year. Even though published information indicates that residential loan originations fell almost 50% industry-wide, our residential mortgage loan originations were $422 million for the quarter, down only 29% from the preceding quarter, and down 17% from the same quarter last year.”

Also affected by the end of the refinancing boom, consumer loan production, which includes specialty consumer mortgage loans originated through branch offices, were $101 million this quarter, down 39% from the preceding quarter and down 23% from the same quarter last year.

“A robust South Florida economy, our emphasis on originating mortgage loans for home purchases and our ongoing efforts to expand loan production from middle-market commercial and commercial real estate relationships contributed to BankUnited’s stronger-than-average results. We are cautiously optimistic that these factors will keep the loan pipelines relatively strong,” added Ortiz.

“Our commercial real estate loan production and commercial loan production were up dramatically over the same quarter last year. Commercial real estate production was $76 million for the quarter, up 69% over the same quarter last year, and commercial loan production was $58 million, up 142% over the same quarter last year. The increase in our production from these areas this quarter confirms that we are successfully implementing our strategy of building commercial and commercial real estate loan production by increasing and strengthening our relationships with middle-market companies.”

This quarter the company’s total loan portfolio grew by $108 million to $4.3 billion as of December 31, 2003.

Core Deposit Growth

Core deposits, which include checking, savings and money market accounts, grew by 4% during the quarter to reach $1.5 billion, up 19% from December 31, 2002. Non-interest bearing deposits were up 5% during the quarter to $207 million at December 31, 2003, and up 59% from December 31, 2002. Total deposits increased to $3.3 billion at December 31, 2003, up from $3.0 billion at December 31, 2002.

Ortiz continued, “We are confident that the initial success of the neighborhood banking strategy is evidenced by the growth in core deposits and middle-market commercial and commercial real estate lending. Local decision-making, a strong small-business team, focused initiatives to penetrate new commercial and commercial real estate markets

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and new retail branches in strategic locations are expected to enable us to continue this success.”

Net Interest Margin

Bert Lopez, Chief Financial Officer for BankUnited, stated, “Our net interest margin improved this quarter to 1.91% at December 31, 2003, from 1.81% at September 30, 2003, and was down from 2.04% at December 31, 2002. The improvement from the quarter ended September 30, 2003 resulted from the slowdown in mortgage loan pre-payments due to increased mortgage interest rate levels and the decrease in our cost of deposits as some of our certificates of deposit re-priced at lower rates. The improvement of our net interest margin is an ongoing process, and, as we have indicated in the past, the following factors are expected to assist this endeavor:

•	The increase in mortgage interest rates has slowed pre-payments, which is anticipated to help the company’s margin expand if rates remain at higher levels.
•	The company’s origination of its own loans generates assets that are slower to pre-pay and offer significant cross-sell opportunities.
•	The slowdown in pre-payments of the remaining portfolio of loans serviced by others, which were purchased prior to 2000 and have tended to pre-pay approximately twice as fast as BankUnited’s originated loans, should allow the company to more rapidly grow its portfolio with originated loans. At December 31, 2003, the portfolio of loans serviced by others had a balance of $166 million as compared to $207 million at September 30, 2003.
•	BankUnited’s debt expense is lower following the retirement of high cost trust preferred securities during fiscal 2003.
•	A significant amount of the company’s certificates of deposit are projected to re-price at lower rates during the remainder of fiscal 2004.
•	The Company maintains its focus on growing non-interest bearing deposits.

Non-Interest Income

Total non-interest income reached $5.1 million for the quarter, down 12% from the same quarter last year, primarily due to a reduction in mortgage loan sales related to decreased mortgage loan production.

Fee income, which includes loan fees, deposit fees and other fees excluding loan servicing fees, contributed to the growth in total non-interest income and was $2.5 million for the quarter, up 7% over the same quarter last year.

Non-interest income from the sale of assets in the form of loans and securitized loans originated for sale was $1.2 million flat compared to the same quarter last year, but down from $1.9 million for the prior quarter. The decrease from the prior quarter is attributed to the decrease in mortgage loan originations and a decrease in the profit margin on such sales.

There were no sales of investment securities or other assets during the quarter ended December 31, 2003, as compared to the same quarter last year, in which there was a gain of $1.4 million from the sale of investment securities and other assets.

BankUnited’s portfolio of residential loans serviced for others grew to $1.1 billion at December 31, 2003. BankUnited provided for the amortization of $1.5 million of

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servicing rights for the quarter, compared to $2.0 million for the previous quarter and $1.3 million for the same quarter last year. The amount of amortization was down from prior quarters as a result of the decrease in pre-payments of mortgage loans. This amortization, offset by fees earned on these loans of $0.7 million, resulted in a net loss of $0.8 million from loan servicing fees.

Non-interest income included approximately $1 million from commissions on sales of investment products sold through our branch network for the quarter, up 50% over the preceding quarter and up 49% over the same quarter last year. These promising results are consistent with BankUnited’s strategy to increase non-interest income from commissions on sales of investment products.

Expenses and Efficiency Ratio

“BankUnited strives to closely manage the impact of growth on expenses while continuing the company’s strategic investment in infrastructure, new banking offices, and the hiring of new talent to perform vital roles. Non-interest expense increased $0.9 million, or 5%, from the same quarter last year.

The efficiency ratio was 51.46% for the quarter, down from 54.68% for the same quarter last year. Strong growth in net interest income, which increased 16% over the same quarter last year, contributed to a significant improvement in the efficiency ratio.

Asset Quality

Non-performing assets as a percentage of total assets improved to 0.41% at December 31, 2003, from 0.59% at September 30, 2003, and was also down from 0.52% at December 31, 2002. The net annualized charge-off ratio for the quarter decreased to 0.05% from 0.08% for the preceding quarter.

Lopez commented, “This quarter we considerably decreased our non-performing assets and our charge-off ratios. While there is no guarantee that this positive trend will continue, we are extremely pleased with the improvement and will strive to maintain low levels of non-performing assets.”

The allowance for loan losses as a percentage of total loans was 0.51% as of December 31, 2003, compared to 0.52% as of December 31, 2002. While the current level is relatively low as compared to the banking industry in general, management believes the current allowance to be prudent given the composition of its loan portfolio, which is more than 90% secured by real estate.

Capital Ratios and Book Value

BankUnited strives to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.3% and 15.9%, respectively, at December 31, 2003.

Book value per common share was $15.03 as of December 31, 2003, up from $13.74 at December 31, 2002.

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About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited FSB, which, with over $7 billion in assets, is the largest banking institution headquartered in Florida. Offering a full array of consumer and commercial banking products and services, BankUnited operates 45 banking offices throughout Miami-Dade, Broward, Palm Beach and Collier Counties. BankUnited can be accessed on the Internet at www.buexpress.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

A conference call will be held on Tuesday, Jan. 27, 2004, at 2:00 p.m. EST, with Chairman and Chief Executive Officer, Alfred R. Camner, President and Chief Operating Officer, Ramiro Ortiz, and Chief Financial Officer, Bert Lopez, to discuss the earnings for the quarter and fiscal year.

The toll-free dial-in number for the 2:00 p.m. EST conference call is: 1-800-915-4836. The call leader is Alfred R. Camner and the name of the call is “BankUnited.” A replay of the call will be available from 4:00 p.m. EST on Jan. 27, 2004, through 11:00 p.m. EST on Feb. 3, 2004, by calling toll-free: (domestic) 1-800-428-6051, (International/toll) 973-709-2089. The pass code for the reply is: 331515.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “plan,” “target” and similar expressions are intended to identify “forward looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, fiscal and monetary policies, war and terrorism, changes in interest rates, deposit flows, loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines, changes in legislation or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended December 31, 2003 Earnings Release

	For the Three Months Ended December 31,
Operations Data:	2003	2002
	(dollars and shares in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$54,361	$61,213
Interest on mortgage-backed securities	19,797	13,671
Interest on short-term investments	92	117
Interest and dividends on long-term investments and other interest-earning assets	4,523	3,259

Total interest income	78,773	78,260
Interest expense:
Interest on deposits	18,270	22,644
Interest on borrowings	26,000	23,132
Interest on trust preferred securities and subordinated debentures	2,424	4,876

Total interest expense	46,694	50,652

Net interest income	32,079	27,608

Provision for loan losses	975	1,300

Net interest income after provision for loan losses	31,104	26,308

Other income:
Loan servicing fees, net of amortization	(773)	(792)
Loan fees	939	1,044
Deposit fees	1,119	1,029
Other fees	480	292
Gain on sales of loans, securities, and other assets (1)	1,157	2,663
Insurance and investment income	942	694
Other income	1,198	810

Total other income	5,062	5,740

Other expense:
Employee compensation	10,061	8,661
Occupancy and equipment	3,704	2,948
Insurance and professional fees	1,677	1,427
Telecommunications and data processing	1,384	1,210
Loan servicing expense	156	485
Advertising and promotion expense	1,151	1,187
Other operating expenses	980	2,317

Total other expense	19,113	18,235

Income before income taxes	17,053	13,813
Provision for income taxes	5,503	5,027

Net income	$11,550	$8,786

Earning Per Share Data:
Net income	$11,550	$8,786
Preferred stock dividends	81	79

Net income available to common stockholders	$11,469	$8,707

Basic earnings per common share:	$0.39	$0.34

Weighted average common shares	29,686	25,260

Diluted earnings per common share:	$0.36	$0.32

Weighted average diluted common shares	32,238	27,435

	For the Three Months Ended December 31,
(1) Consists of the following:	2003	2002

Gain on sales of loans and securitizations	$1,181	$1,234
(Loss) gain on sales of investments and other assets	$(24)	$1,429

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BankUnited Financial Corporation

Quarter Ended December 31, 2003 Earnings Release (continued)

	As of December 31,
Selected Balance Sheet Data:	2003	2002
	(In thousands)
Asset Data:
Total assets	$7,247,748	$6,372,333
Cash and cash equivalents	$183,991	$89,775
Investment securities	$306,583	$199,960
Mortgage-backed securities	$2,092,409	$1,778,248
Loans:
Residential loans	$3,512,458	$3,114,523
Commercial and commercial real estate loans	529,669	486,849
Consumer loans (1)	131,659	103,582
Unearned discounts, premiums and loan fees	40,696	31,303
Allowance for loan losses	(22,125)	(20,853)

Loans receivable, net (excluding loans held for sale)	$4,192,357	$3,715,404

Loans held for sale	$145,701	$291,594
FHLB Stock	$122,766	$89,618

Liability Data:
Total liabilities	$6,793,671	$6,018,310
Deposits:
Non-interest bearing deposits	$206,659	$130,348
Interest bearing checking and money market deposits	359,559	410,927
Savings	918,353	705,114

Total core deposits	1,484,571	1,246,389
Certificates of deposit	1,799,365	1,780,138

Total deposits	$3,283,936	$3,026,527

Borrowings	$3,275,749	$2,538,395
Trust preferred securities and subordinated debentures	$167,726	$290,016

Equity Data:
Total stockholders’ equity	$454,077	$354,022
Preferred equity	$5,857	$5,345

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net	$4,286,554	$4,030,151
Investment securities	$302,854	$185,619
Mortgage-backed securities	$2,101,452	$1,206,202
Interest-earning assets	$6,792,495	$5,479,142
Assets	$7,038,622	$5,715,776
Interest bearing deposits	$3,051,162	$2,851,825
Non-interest-bearing deposits	$194,552	$129,376
Borrowings	$3,102,561	$2,043,072
Trust preferred securities and subordinated debentures	$168,231	$265,128
Interest-bearing liabilities	$6,321,954	$5,160,025
Liabilities	$6,593,328	$5,368,390
Stockholders’ equity	$445,293	$347,386

(1) Excludes consumer mortgage products which are included in Residential Loans.

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BankUnited Financial Corporation

Quarter Ended December 31, 2003 Earnings Release (continued)

	For the Three Months Ended
Selected Data:	December 31, 2003	September 30, 2003	December 31, 2002
Performance Data:
Return on average tangible common equity	11.16%	10.99%	11.09%
Return on average assets	0.66%	0.65%	0.61%
Yield on interest-earning assets	4.61%	4.60%	5.68%
Cost of interest-bearing liabilities	2.83%	2.93%	3.78%
Net interest yield on earning assets (margin)	1.91%	1.81%	2.04%
Net interest spread	1.78%	1.67%	1.89%
Efficiency Ratio	51.46%	57.32%	54.68%

	As of December 31,
	2003	2002
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$15.03	$13.74
Closing price of Class A Common Stock	$25.79	$16.18
Common shares outstanding	29,890	25,348
Average equity to average assets	6.33%	6.08%

Capital Ratios:
Tangible capital ratio (1)	7.3%	7.5%
Tier 1 core capital ratio (1)	7.3%	7.5%
Total risk-based capital ratio (1)	15.9%	16.2%

Non-Performing Assets:
Non-accrual loans	$25,841	$28,834
Restructured loans	304	313
Loans 90 day past due and still accruing	—	294

Total non-performing loans	26,145	29,441

Non-accrual tax certificates	262	628
Real estate owned	3,414	3,239

Total non-performing assets	$29,821	$33,308

Allowance for losses on tax certificates	251	686
Allowance for loan losses	22,125	20,853

Total allowance	$22,376	$21,539

Non-performing assets to total assets	0.41%	0.52%
Non-performing loans to total loans	0.60%	0.73%
Allowance for loan losses as a percentage of total loans	0.51%	0.52%
Allowance for loan losses as a percentage of non-performing loans	84.62%	70.83%
Net charge-offs for the three months ended December 31,	$546	$740
Net annualized year-to-date charge-offs as a percentage of average total loans	0.05%	0.07%

(1)	Capital ratios are for BankUnited FSB only.